Exhibit 99.1

Adaptive Medias Retains BUYINS.NET to Surveil Short Sellers and Market Makers

•	Approximately 3.44 Million Shares Shorted Since July 2010
•	Short Squeeze Expected When Stock Crosses Above $4.75 SqueezeTrigger Price

IRVINE, Calif., Oct. 1, 2014 / PRNewswire / Adaptive Medias (OTC: ADTM) announced today that BUYINS.NET, http://www.buyins.net, a leading provider of Regulation SHO compliance monitoring, short sale trading statistics and market integrity surveillance, has initiated coverage on Adaptive Medias after releasing the latest short sale data through September 29, 2014. The total aggregate number of shares shorted since July 2010 is approximately 3.44 million shares (adjusted for 1 for 30 reverse split). Approximately 24.18% of daily trading volume is short selling. The SqueezeTrigger price for all ADTM shares shorted is $4.75. A short squeeze is expected to begin when shares of ADTM close above the $4.75 SqueezeTrigger price.

Click here to view Report: http://www.buyins.com/reports/adtm9-29-14.pdf

Click here for SqueezeTrigger: http://www.buyins.com/images2/adtmstr9-29-14.jpg

Click here for Friction Factor: http://www.buyins.com/images2/adtmff9-29-14.jpg

Click here for detailed explanation: http://www.buyins.com/brochure.pdf

Friction Factor calculates if a fair market is being made in the shares of ADTM. 50% of the previous 30 trading days have been positive or bullish-biased and 50% have been negative or bearish-biased.

Regulation SHO requires bona-fide market-making activities to include making purchases and sales in roughly comparable amounts. The Commission has stated that bona-fide market-making DOES NOT include activity that is related to speculative selling strategies for investment purposes of the broker-dealer and is disproportionate to the usual market making patterns or practices of the broker-dealer in that security. Likewise, where a market-maker posts continually at or near the best offer, but does not also post at or near the best bid, the market-maker’s activities would not generally qualify as bona-fide market-making. Moreover, a market-maker that continually executes short sales away from its posted quotes would generally not be considered to be engaging in bona-fide market-making.

BUYINS.NET monitors ADTM market-makers daily for compliance with Fair Market-Making Requirements.

About BUYINS.NET

BUYINS.NET, http://www.buyins.net, monitors trading in all US stocks in real time and maintains massive databases of short sale and naked short sale time and sales data, short squeeze SqueezeTrigger prices, market-maker price movements, shareholder data, statistical data on earnings, sector correlation, seasonality, hedge fund trading strategies and comparable valuations. Reports include:

REGULATORY & COMPLIANCE NEWS

Friction Factor - market-maker surveillance system tracking market-makers to determine Price Friction and compliance with new “Fair Market-Making Requirements”.

RegSHO Naked Shorts - tracks EVERY failure to deliver in all US stocks and all Threshold Security Lists daily for which stocks have naked short positions.

INVESTMENTS & TRADING

SqueezeTrigger - 40 billion cell database tracks EVERY short sale (not just total short interest) in all US stocks and calculates volume weighted price that a short squeeze will begin in each stock.

Earnings Edge - predicts probability, price move and length of move before and after all US stock earnings reports.

Seasonality - predicts probability, price move and length of move based on exact time of year for all US stocks.

Group Trader - tracks sector rotation and stock correlation to its sector and predicts future moves in ALL sectors and industry groups.

Pattern Scanner - automates tracking of technical patterns and predicts next move in stocks.

GATS - tracks all strategies

DISCLAIMER:

BUYINS.NET is not a registered investment adviser and nothing contained in any materials should be construed as a recommendation to buy or sell any securities. A third party has paid a non - affiliate $6,700 for six months of data provided in this report. ADTM has not approved the statements made in this release. Please read our report and visit our web site, http://www.buyins.net, for complete risks and disclosures.

Contact:

Adaptive Media Investor Relations

Casey Stegman

Stonegate, Inc.

Phone: (972) 850-2001

Email: casey@stonegateinc.com

BUYINS.NET
Thomas Ronk
800-715-9999
tom@buyins.net
http://www.buyins.net